EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of 4,500,000 shares of common stock under the 2006 Equity Incentive Plan of RadNet, Inc. of our reports dated March 11, 2011, with respect to the consolidated financial statements and schedule of RadNet, Inc., and the effectiveness of internal control over financial reporting of RadNet, Inc.  included in its Annual Report (Form 10-K) for the year ended December 31, 2010, and filed with the Securities and Exchange Commission.

/s/  Ernst & Young LLP

Los Angeles, California
August 15, 2011